Exhibit 10.3

THE TJX COMPANIES, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(2015 Restatement)

Article 1. - Introduction

1.1. In General. The Supplemental Executive Retirement Plan, established in 1981, was amended and restated in 1984 and 1992 and was further amended and restated in 2005 inter alia to conform the Plan to the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder. The Plan was then amended and restated as of January 1, 2008 inter alia to conform the Plan to the final regulations issued under Section 409A. The amendment and restatement of the Plan set forth herein is effective as of January 1, 2015. The terms of the Plan as so amended and restated shall apply to all benefits that become payable to a Key Employee under the Plan on or after January 1, 2015, and benefits that became payable to a Key Employee under the Plan prior to January 1, 2015 shall be determined under the provisions of the Plan as in effect at the time such benefits became payable, including, for the avoidance of doubt, benefits that became payable to a Key Employee under the Plan on or after January 1, 2005 and on or before December 31, 2007, which shall continue to be determined and administered consistent with the provisions of the Plan as amended and restated in 2005, consistent with a good faith, reasonable interpretation of Section 409A, its legislative history and then-existing guidance. Notwithstanding the foregoing, neither the Company nor any of its officers or directors, nor any other person charged with administrative responsibilities under the Plan, shall be liable to any employee or former employee of the Company, or to any spouse, Eligible Partner or other beneficiary of any such employee or former employee, by reason of the failure of any benefit hereunder to comply with the requirements of Section 409A.

For the avoidance of doubt, in the case of any Key Employee who as of December 31, 2014 is party to an employment agreement with the Company or any subsidiary thereof that provides for the payment of such Key Executive’s vested benefit in the form of a lump sum following a separation from service following a change in control, payment of the Key Employee’s vested benefit in such circumstances shall be so determined and paid (whether or not the employment agreement remains in effect) unless the form and timing thereof is changed consistent with the rules prescribed under Section 409A of the Code.

1.2. Purpose. The purpose of the amended and restated Plan set forth herein is to provide certain designated employees with retirement benefits supplemental to those payable under the Company’s tax-qualified retirement plans.

Article 2. - Definitions

2.1. “Average Compensation” shall mean the average of the Key Employee’s Compensation over the five (5) full calendar years yielding the highest such average and occurring during the last ten (10) calendar years prior to the earlier of the Key Employee’s attainment of age 65 or separation from service with the Company. In the case of a Key Employee who becomes disabled as defined in the Company’s long-term disability plan, Average Compensation shall be determined on the basis of the five (5) full calendar years yielding the highest such average and occurring during the last ten (10) calendar years of the Key Employee’s employment with the Company prior to commencement of benefits under the Company’s long-term disability plan. If the Key Employee has not completed five full calendar years of employment prior to the commencement of benefits under the Company’s long-term disability plan, Average Compensation shall be based on the number of full calendar years he or she was employed by the Company prior to the commencement of such benefits.

2.2. “Beneficiary” shall mean a beneficiary entitled to receive certain death benefits under the Plan who has been designated as such by the Key Employee in writing in a form and manner acceptable to the Committee. In the case of a Key Employee who is survived at death by an Eligible Partner, the Eligible Partner shall be deemed to be the Key Employee’s sole Beneficiary unless the Key Employee had expressly designated one or more other Beneficiaries in writing in a form and manner acceptable to the Committee.

2.3. “Code” shall mean the Internal Revenue Code of 1986, as the same presently exists and as the same may hereafter be amended, or any successor statute of similar purpose. References to specific sections of the Code shall be considered references to identifiable similar provisions of successor statutes.

2.4. “Committee” shall mean the Executive Compensation Committee of the Board of Directors of The TJX Companies, Inc.

2.5. “Company” shall mean The TJX Companies, Inc. and any wholly-owned subsidiaries; provided, in determining whether an individual has separated from the service of the Company, “Company” shall include The TJX Companies, Inc. and all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations and “separation from service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A). The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.

2.6. “Compensation” shall mean, for any calendar year, a Key Employees actual base salary earned and any short-term incentives awarded during the calendar year (before taking into account any reduction in base salary or short-term incentives pursuant to a salary reduction agreement under Section 401(k) or Section 125 of the Code). Any base salary or short-term incentives that are deferred under The TJX Companies, Inc. General Deferred Compensation Plan or The TJX Companies, Inc. Executive Savings Plan shall be included as “Compensation” for the calendar year in which the salary is earned or short-term incentives are awarded but not included for the calendar year in which such deferred compensation is paid. By way of example and not by way of limitation, Compensation shall not include employer contributions to The TJX Companies, Inc. Retirement Plan, Matching Contributions under The TJX Companies, Inc.

General Savings/Profit Sharing Plan, or any amounts credited to the Employer Credit Account under The TJX Companies, Inc. Executive Savings Plan; income or gains resulting from the receipt, sale, exchange, exercise or other disposition of stock or stock options, awards and benefits, including stock appreciation rights, under The TJX Companies, Inc. Stock Incentive Plan or any other long-term incentive plan of the Company; expense reimbursements or payments in lieu of expense reimbursement; auto allowances, financial counseling fees, tuition reimbursements or the value of other fringe benefits provided by the Company or any other employer (even if wholly or partially currently taxable as income to the Key Employee); or employer contributions to Social Security made by the Company or another employer on behalf of the Key Employee.

2.7. “Deferred Compensation Amount” shall mean any income deferred under The TJX Companies, Inc. General Deferred Compensation Plan or the TJX Companies, Inc. Executive Savings Plan which but for the deferral would be included in the definition of “Compensation” under The TJX Companies, Inc. Retirement Plan (without regard to the limitations described in Code Section 401(a) (17)). For the avoidance of doubt, “Deferred Compensation Amounts” shall be disregarded to the extent (as determined by the Committee) the reduction in the Article 7 formula benefit under The TJX Companies, Inc. Retirement Plan attributable to the non-inclusion in “Compensation” described in clause (i) above of such Amounts is offset by any benefit under The TJX Companies, Inc. Retirement Plan that is supplemental to the formula benefit described in Article 7 thereof.

2.8. “Disability” means a medically determinable physical or mental impairment that (i) can be expected either to result in death or to last for a continuous period of not less than six months and (ii) causes a Key Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment to the reasonable satisfaction of the Committee.

2.9. “Eligible Partner” shall mean the individual, if any, who immediately prior to a Key Employee’s death qualified as the Key Employee’s “Eligible Partner” as defined in The TJX Companies, Inc. Retirement Plan.

2.10. “Executive Savings Plan Benefit” shall mean an annual benefit computed by converting the value of the Key Employee’s Employer Credit Account under The TJX Companies, Inc. Executive Savings Plan to a life annuity commencing at age 65. The Committee shall determine the actuarial factors used in converting the Employer Credit Account to a life annuity.

2.11. “Interest Rate” shall mean the “Interest Rate” as in effect at the relevant time under The TJX Companies, Inc. General Deferred Compensation Plan (or, if at such time there is no such rate in effect under The TJX Companies, Inc. General Deferred Compensation Plan, the rate then used under The TJX Companies, Inc. Retirement Plan for determining lump-sum actuarial equivalency). If at the relevant determination date The TJX Companies, Inc. Retirement Plan no longer exists or no longer provides for lump sum actuarial equivalency determinations, the Committee shall apply a reasonable interest rate consistent with Section 1.409A-1(o) of the Treasury Regulations.

2.12. “Key Employee” shall mean a Category A Key Employee, Category B Key Employee or Category C Key Employee as determined pursuant to Article 3.

2.13. “Plan” shall mean The TJX Companies, Inc. Supplemental Executive Retirement Plan (2015 Restatement) as set forth in this document, including any and all amendments hereto and restatements hereof.

2.14. “Primary Social Security Benefit” shall mean the annual primary insurance amount to which the Key Employee is entitled or would, upon application therefor, become entitled at age 65 under the provisions of the Federal Social Security Act as in effect on the date of the Key Employee’s separation from service assuming that the Key Employee will have no income after such separation which would be treated as wages for purposes of the Social Security Act.

2.15. “Retirement Agreement” shall mean an individual agreement between a Category A Key Employee and the Company providing for supplemental executive retirement benefits.

2.16. “Retirement Plan Benefit” shall mean the annual benefit payable at age 65 under The TJX Companies, Inc. Retirement Plan on a life annuity basis.

2.17. “Savings/Profit Sharing Plan Benefit” shall mean an annual benefit computed by converting the value of the Key Employee’s Matching Contribution Account payable under The TJX Companies, Inc. General Savings/Profit Sharing Plan to a life annuity commencing at age 65. The Committee shall determine the actuarial factors used in converting the Matching Contribution Account to a life annuity.

2.18. “Section 409A” shall mean Section 409A of the Code.

2.19. “Years of Service” shall mean the total completed years and months of a Key Employee’s uninterrupted service with the Company from the date that the Key Employee commences employment with the Company until the earlier of the date of the Key Employee’s separation from service or age 65. A leave of absence approved by the Company shall not constitute an interruption of service but the period of such absence shall be excluded from Years of Service for all purposes under the Plan.

Article 3. - Key Employees

3.1. Designation of Key Employees. An employee or retired former employee of the Company shall be a Key Employee if, and only if, designated as such by the Committee, except that designation as a Category C Key Employee shall be automatic (based on the application of specified limits as described in Section 3.4 below) except as the Committee may limit eligibility for such benefits. Subject to Section 409A, the most recent “Category” to which such Key Employee is assigned determines the nature of the benefits to which he or she may become entitled under this Plan.

3.2. Category A Key Employee. Only the following shall be treated as having been designated as Category A Key Employees: (i) an executive employee of the Company who has a Retirement Agreement that refers directly to benefits payable under this Plan, or (ii) any other employee with a Retirement Agreement who is designated as a Category A Key Employee. For the avoidance of doubt, as of January 1, 2015, the Company did not have any Retirement Agreements with any employees, except insofar as the Company’s employment agreements with key officers (each, an “Employment Agreement”) could be construed as Retirement Agreements. For the avoidance of doubt, any executive employee of the Company who has an Employment Agreement with the Company and who is eligible for benefits under this Plan shall be considered a Category B Key Employee or a Category C Key Employee, as applicable, except as otherwise expressly provided in such Employment Agreement.

3.3. Category B Key Employee. A Category B Key Employee is a key employee of the Company who has been designated by the Committee as eligible to receive the benefits provided under Article 5 of this Plan. If, however, at the time a Category B Key Employee retires or otherwise separates from service, the benefit under Article 6 of this Plan would provide a greater benefit to such Key Employee than the benefit provided under Article 5 of this plan, then such Key Employee will be deemed designated a Category C Key Employee and will receive the benefit provided under Article 6 in lieu of that provided under Article 5.

3.4. Category C Key Employee. A Category C Key Employee is an employee of the Company with a fully vested right to benefits under The TJX Companies, Inc. Retirement Plan whose benefits under that plan are limited by reason of (i) the operation of the limitation provisions of Section 401(a) (17) or Section 415 of the Code, and/or (ii) the deferral of certain income which, but for the deferral, would be included in the definition of “Compensation” under The TJX Companies, Inc. Retirement Plan.

Article 4. - Category A Key Employee Benefit

4.1. Category A Key Employee Benefit. Each present or future Category A Key Employee (and, where so provided in the individual Retirement Agreements between the Company and such Key Employee, the surviving spouse or other beneficiary(ies) of such Key Employee) shall receive the benefit provided under the Retirement Agreement with such Key Employee under the terms and subject to the limitations set forth in said Retirement Agreement, which, to the extent consistent with Section 409A, is incorporated herein by reference.

Article 5. - Category B Key Employee Benefit

5.1. Requirement for a Benefit. Each Category B Key Employee retiring at or after age 55 with 10 or more Years of Service shall be entitled to receive a supplemental retirement benefit under this Article 5.

5.2. Benefit Formula. The benefit payable at age 65 to a Category B Key Employee who qualifies for a benefit under Sections 5.1 and who separates from the service of the Company at or prior to attaining age 65, when expressed as a monthly benefit payable as a life annuity for the life of the Category B Key Employee commencing at age 65 (the “tentative life annuity”), shall be one-twelfth (1/12) of the product of (a) and (b), such product offset (reduced) by the sum of (c), (d), (e) and (f), where:

(a)	is two and one-half percent (2 1⁄2%) of the Key Employee’s Average Compensation,

(b)	is the number of Years of Service completed by the Key Employee, up to a maximum of twenty (20) such Years,

(c)	is the Key Employee’s annual Retirement Plan Benefit,

(d)	is the Key Employee’s annual Savings/Profit Sharing Plan Benefit,

(e)	is the Key Employee’s annual Executive Savings Plan Benefit, and

(f)	is the Key Employee’s annual Primary Social Security Benefit.

The lump-sum actuarial equivalent of such tentative life annuity (the “tentative lump sum amount”), determined in accordance with the rules prescribed in Section 7.2(c) as of the date the Category B Key Employee separates from service, shall be increased for six months’ worth of interest at the Interest Rate in effect at separation from service and thereafter, if payment is delayed pursuant to Section 5.3 or pursuant to Section 7.2(b)(iii) by reason of a change in payment election under Section 7.2(b)(ii), at the rate from time to time in effect until the applicable determination date for the benefit payable to the Category B Key Employee.

5.3. Separation From Service After Age 65. In the case of each Category B Key Employee who at age 65 has not yet separated from service with the Company, there shall be determined (consistent with the rules set forth in Section 7.2(c)), as of the date the Category B Key Employee attains age 65, an opening lump sum balance equal to the tentative lump sum amount that would have been determined under Section 5.2 had such Category B Key Employee separated from service at age 65. Between the date such Category B Key Employee attains age 65 and the date that follows the Category B Key Employee’s later separation from service by six (6) months (or any later payment date determined under Section 7.2(b)(iii)), the opening lump sum balance shall be adjusted for interest at the Interest Rate from time to time in effect during such period. The actuarial equivalent of such adjusted lump sum amount, expressed in the applicable form of payment, shall be paid as determined in accordance with Article 7.

5.4. Death Benefit. Death benefits shall be payable to Category B Key Employees only to the extent provided in this Section 5.4:

(i)	If a Category B Key Employee dies after having become entitled to a benefit as set forth in Section 5.1 and after separating from service, but prior to the payment or commencement of such benefit, there shall be paid to the Category B Key Employee’s Beneficiary, or if there is no Beneficiary surviving, to the Category B Key Employee’s surviving spouse, if any, or otherwise to the Category B Key Employee’s estate, in each case at or as soon as practicable after the decedent’s death, a lump sum equal to the lump sum benefit that would then have been payable to the Category B Key Employee had the Category B Key Employee been entitled to payment on such date.

(ii)	If a Category B Key Employee dies after having satisfied the age and service requirements set forth in Section 5.1 but before separating from service, his or her surviving spouse or Eligible Partner, if any, will be entitled to receive, as soon as practicable following the Category B Key Employee’s death, a lump sum payment that is the actuarial equivalent of the survivor benefit that would have been payable to the spouse or Eligible Partner on account of the Key Employee’s death if the Key Employee had separated from service and commenced receiving benefits on the day six months following his or her death in a 50% joint and survivor annuity form (that is, in a form under which the Key Employee would have received a reduced pension upon retirement and upon such Key Employee’s death one-half of such reduced benefit would have been payable to the Key Employee’s spouse or Eligible Partner). Actuarial equivalency for this purpose shall be determined using an interest assumption equal to the Interest Rate in effect at the time of the Category B Key Employee’s death and the same mortality assumption as is then used under The TJX Companies, Inc. Retirement Plan. If at the relevant determination date The TJX Companies, Inc. Retirement Plan no longer exists or no longer provides for lump sum actuarial equivalency determinations, the Committee shall apply reasonable actuarial assumptions consistent with Section 1.409A-1(o) of the Treasury Regulations.

(iii)

If the Category B Key Employee survives until the commencement of benefit payments hereunder but dies before the completion of such payments, then (A) if the benefit was payable in substantially equal annual installments, the Category B Key Employee’s Beneficiary, or if there is no Beneficiary surviving, the Category B Key Employee’s surviving spouse, if any, or otherwise the Category B Key Employee’s estate shall be paid, as soon as practicable following the Category B Key Employee’s death, a single lump sum equal to the present value (determined using the Interest Rate then in effect) of the remaining installments, and (B) if the benefit was payable as an annuity with a survivor benefit under which the Category B Key Employee’s spouse or Eligible Partner was the survivor annuitant, the Category B Key Employee’s surviving spouse or Eligible Partner, if any and if the same as the Category B Key Employee’s spouse or Eligible Partner at the time such annuity was determined, shall be paid, as soon as practicable following the Category B Key Employee’s death, a lump sum payment that is the actuarial equivalent of the survivor portion of such annuity. Actuarial equivalency for this purpose shall be determined using an interest assumption equal to the Interest Rate in effect at the time of the Category B Key Employee’s death and the same mortality assumption as is then used under The TJX Companies, Inc. Retirement Plan. If at the relevant determination date The TJX

Companies, Inc. Retirement Plan no longer exists or no longer provides for lump sum actuarial equivalency determinations, the Committee shall apply reasonable actuarial assumptions consistent with Section 1.409A-1(o) of the Treasury Regulations.

(iv)	No death benefit shall be payable under the Plan in any circumstances other than those described in Section 5.4(i), (ii) or (iii) above or Section 6.2 below.

5.5. Benefits in the Event of Disability. If a Category B Key Employee should become disabled as defined by the Company’s long-term disability plan, the Key Employee will be credited with Year(s) of Service for the period in which he or she receives such disability payments for purposes of Sections 5.1 and 5.2. For purposes of meeting the minimum requirements of Section 5.1, the Key Employee will be deemed to be actively employed while receiving long-term disability benefits. Long-term disability payments, however, will not be included in determining Compensation. A Category B Key Employee who is disabled shall be entitled to benefits only upon his or her separation from service in accordance with this Section 5.5 and shall not, for the avoidance of doubt, be entitled to benefits solely by reason of becoming disabled. For purposes of this Section 5.5, a Category B Key Employee shall be deemed to have separated from service by reason of Disability upon the earlier of the Category B Key Employee’s termination of employment or the expiration of the twenty-nine (29)-month period commencing upon such Category B Key Employee’s absence from work.

Article 6. - Category C Key Employee Benefit

6.1. Category C Key Employee Benefits. Each Category C Key Employee who has a fully vested right to benefits under The TJX Companies, Inc. Retirement Plan shall be entitled to receive a benefit under this Plan equal to the difference between (a) and (b) below, where

(a)	is the benefit the Key Employee would have received under The TJX Companies, Inc. Retirement Plan on a life annuity basis, if (1) neither the limitations of Code Sections 415(b) or 415(e), whichever is applicable, nor the limitations of Code Section 401(a)(17) existed and/or (2) the Key Employee did not have any Deferred Compensation Amounts; and

(b)	is the benefit which the Key Employee is actually entitled to receive under The TJX Companies, Inc. Retirement Plan on a life annuity basis.

The lump-sum actuarial equivalent of such tentative life annuity (the “tentative lump sum amount”), determined in accordance with the rules prescribed in Article 7.3(b) as of the date the Category C Key Employee separates from service, shall be increased for six months’ worth of interest at the Interest Rate then in effect at separation from service, and thereafter (if necessary because in a delay in payment pursuant to Section 7.2(b)(iii) by reason of a change in payment election under Section 7.2(b)(ii)) at the Interest Rate from time to time in effect, and the actuarial equivalent of such adjusted lump sum amount, expressed in the applicable form of payment determined in accordance with Article 7, shall be paid or commence to be paid six months and one day following the Category C Key Employee’s separation from service or later as provided in Section 7.2(b)(iii).

6.2. Category C Death Benefits. The form and manner of death benefits payable to Category C Key Employees shall be determined by reference to the death benefit provisions applicable to Category B Key Employees under Section 5.4 above, with each reference in such Section to a “Category B Key Employee,” to the extent applicable to a form of benefit applicable to a Category C Key Employee, to be deemed to refer to a “Category C Key Employee” and each reference in such Section to “Section 5.1” to be deemed to refer to “Section 6.1” for purposes of this Section 6.2.

Article 7. - Methods of Benefit Payment

7.1. Category A Key Employees. Benefits payable to Category A Key Employees shall be paid in the manner prescribed in the Retirement Agreement providing for such benefits, consistent with the requirements of Section 409A. If the Retirement Agreement to which reference is made does not specify the manner in which such benefits are to be paid, such benefits shall instead be distributed in the same manner as benefits payable to a Category B Key Employee.

7.2. Category B Key Employees.

(a)	Available Forms of Payment. The benefit payable hereunder to a Category B Key Employee shall be paid in one of the following forms:

(i)	either five (5) or ten (10) substantially equal annual installments commencing (except as provided at Section 7.2(b)(iii) below) six months and one day following the date on which the Category B Key Employee separates from service with the Company;

(ii)	a single lump-sum payment payable (except as provided at Section 7.2(b)(iii) below) six months and one day following the date on which the Category B Key Employee separates from service with the Company; or

(iii)

an annuity payable in a form generally available under The TJX Companies, Inc. Retirement Plan as of the date the Category B Key Employee selects such form of payment hereunder (whether or not the Category B Key Employee participates in The TJX Companies, Inc. Retirement Plan and whether or not such form is available under The TJX Companies, Inc. Retirement Plan as of the date the Category B Key Employee’s benefit hereunder commences), such annuity to be paid commencing (except as provided at Section 7.2(b)(iii) below) six months and one day following the date on which the Category B Key Employee separates from service with the Company.

The form and manner of payment of a Category B Key Employee’s benefit shall be determined, from among these alternatives, in accordance with (b) below.

(b)	Election Provisions. The form in which a Category B Key Employee’s benefit hereunder is paid shall be determined as follows:

(i)	Except as otherwise elected in accordance with this Section 7.2(b), each Category B Key Employee’s benefit hereunder shall be paid in five (5) annual installments as determined under (a)(i) above.

(ii)

Each Category B Key Employee may elect to have his or her benefit hereunder paid in another form described in Section 7.2(a) above, but only if such election is made (A) in writing in a form and manner acceptable to the Committee, and (B) at least twelve (12) months prior to the date the Category B Key Employee separates from service with the Company. No election made under this Section 7.2(b)(ii) shall take effect until twelve (12) months after it is made. Any change election made in accordance with this Section 7.2(b)(ii) shall be binding on the Category B Key

Employee when made and may be altered only by a subsequent change election that complies with the requirements of this Section 7.2(b)(ii).

(iii)	Except as provided in Section 7.2(b)(iv) or Section 7.2(b)(v) below, if a Category B Key Employee elects a change in payment form pursuant to Section 7.2(b)(ii) above, payment (or, in the case of installments or an annuity, commencement of payment) of the benefit payable under the new form of payment shall be delayed by five years and one day measured from the date on which the pre-change form of payment would have been made or would have commenced to be made. For example, (A) under a valid change in payment form from lump sum to installments or to a life annuity, the first installment payment or the first annuity payment, as the case may be, shall be made five years and one day after the date the lump sum would otherwise have been paid, and (B) under a valid change from an installment or annuity form of payment to a lump sum payment, the lump sum shall be paid five years and one day after the first installment or annuity payment would have been made. In any case in which a delay in payment or commencement of payment is required under this Section 7.2(b)(iii), the lump sum amount used to calculate the actuarially equivalent payment to the Category B Key Employee shall continue to be credited with interest as described in Section 5 until payment is made or commences.

(iv)	Notwithstanding Section 7.2(b)(ii) and Section 7.2(b)(iii) above, a Category B Key Employee as to whom the applicable form of payment (pursuant to a prior election under Section 7.2(b)(ii)) is a “life annuity” described in Treas. Regs. § 1.409A-2(b)(2)(ii) may, to the extent consistent with Section 409A, elect in writing, in a form and manner acceptable to the Committee, to have his or her benefit hereunder payable in another such “life annuity” form that is available under Section 7.2(a), without regard to whether such election is made at least twelve (12) months in advance and without any required delay in the commencement of such payment under Section 7.2(b)(iii) above, provided that no such change election shall be effective if made on or after the date the first annuity payment is made.

(v)	The Committee may, to the extent consistent with Section 409A and the transition rules and during the transition period provided thereunder, permit a Category B Key Employee or former Category B Key Employee to elect an alternative form of payment from among those available under Section 7.2(a) without regard to the limitations of Section 7.2(b)(ii) or Section 7.2(b)(iii) above if (A) such election is in writing and made in a form and manner acceptable to the Committee and (B) is made not later than six months prior to the later of separation from service or the date the benefit would have commenced to be paid absent such election.

(vi)	Notwithstanding Sections 7.2(b)(i), (ii), (iii), (iv) and (v) above, a Category B Key Employee who commenced receiving a benefit under the Plan (as in effect prior to this amendment and restatement) prior to January 1, 2005 shall continue to receive his or her benefit in accordance with the payment terms then in effect. It is the intent of this restatement that nothing herein shall be construed as subjecting to the requirements of Section 409A any benefit payable pursuant to the preceding sentence. In the case of a Category B Key Employee not described in the preceding sentence who separated from service prior to December 1, 2005, benefits under the Plan shall be paid, notwithstanding Sections 7.2(b)(i), (ii), (iii), and (iv) but subject to Section 7.2(b)(v) above, in accordance with the payment terms determined in connection with such termination, to the extent such payment terms are consistent with Section 409A (as applicable).

(c)	The amounts payable to a Category B Key Employee under the applicable payment shall be determined as follows:

(i)

First, there shall be determined the “tentative lump sum” amount referred to in Section 5.2. The tentative lump sum amount shall equal the actuarial equivalent present value of the annuity described in Section 5.2, determined as of the date of the

Category B Key Employee’s separation from service (or attainment of age 65 if earlier) using an interest assumption equal to the Interest Rate then in effect and the same mortality assumption as is then used under The TJX Companies, Inc. Retirement Plan. If at the relevant determination date The TJX Companies, Inc. Retirement Plan no longer exists or no longer provides for lump sum actuarial equivalency determinations, the Committee shall apply reasonable actuarial assumptions consistent with Section 1.409A-1(o) of the Treasury Regulations.

(ii)	Second, the tentative lump sum amount determined under Section 7.2(c)(i) above shall be increased by the interest factor as described in Section 5.2 or Section 5.3, as applicable.

(iii)	If the benefit payable hereunder is payable as a lump sum, the amount of the payment shall equal the adjusted lump sum amount determined under Section 7.2(c)(ii) above.

(iv)	If the benefit is payable in five (5) annual installments, each installment shall equal the level annual payment amount which, if payable in five successive annual installments, would have the same present value (using the same interest assumption as would be used under Section 7.2(c)(i) above if the determination under Section 7.2(c)(i) were made as of the date of the first annual installment) as the adjusted lump sum value determined under Section 7.2(c)(ii) above.

(v)	If the benefit is payable as an annuity, the annuity shall have an actuarially equivalent value, determined using the same actuarial assumptions as would be used under Section 7.2(c)(i) above if the determination were made as of the date of the first annuity payment, equal to the adjusted lump sum value determined under Section 7.2(c)(ii) above.

7.3. Category C Key Employees.

(a)

Available Forms of Payment; Election Provisions. The form and manner of payment of a benefit for a Category C Key Employee terminating before January 1, 2015 shall be determined from among the alternatives set forth in Section 7.2(a) in accordance with Section 7.2(b), with each reference in such Sections to a “Category B Employee” to be deemed to refer to a “Category C Key Employee” for purposes of this Section 7.3(a). Except as otherwise provided by the Committee and consistent with the requirements of Section 409A, the form and manner of payment of a benefit for a Category C Key Employee terminating on and after January 1, 2015 shall be five (5) substantially equal annual installments commencing six months and one day following the date on which the Category C Key Employee separates from service and, for the avoidance of doubt, the alternatives set forth in Section 7.2(a) shall not be available with respect to such Category C Key Employee’s benefit. Notwithstanding the foregoing, a benefit payment election made by a Category C Key Employee on or prior to December 31, 2008 and consistent with the transition rules under Section 409A shall dictate the form and manner of payment of a benefit for a Category C Key Employee terminating on and after January 1, 2015 except as the Committee may otherwise provide consistent with the re-deferral and related rules under Section 409A.

(b)	The amounts payable to a Category C Key Employee under the applicable payment shall be determined as follows:

(i)	First, there shall be determined the “tentative lump sum” amount referred to in Section 6.1. The tentative lump sum amount shall equal the actuarial equivalent present value of the annuity described in Section 6.1, determined as of the date of the Category C Key Employee’s separation from service using an interest assumption equal to the Interest Rate then in effect and the same mortality assumption as is then used under The TJX Companies, Inc. Retirement Plan. If at the date of the Category C Key Employee’s separation from service The TJX Companies, Inc. Retirement Plan no longer provides for lump sum actuarial equivalency determinations, the Committee shall apply reasonable actuarial assumptions consistent with Section 1.409A-1(o) of the Treasury Regulations.

(ii)	Second, the tentative lump sum amount determined under Section 7.3(b)(i) above shall be increased by the interest factor as described in Section 6.1.

(iii)	If the benefit payable hereunder is payable as a lump sum, the amount of the payment shall equal the adjusted lump sum amount determined under Section 7.3(b)(i) above.

(iv)	If the benefit is payable in five (5) annual installments, each installment shall equal the level annual payment amount which, if payable in five successive annual installments, would have the same present value (using the same interest assumption as would be used under Section 7.3(b)(i) above if the determination under Section 7.3(b)(i) were made as of the date of the first annual installment) as the adjusted lump sum value determined under Section 7.3(b)(i) above.

(v)	If the benefit is payable as an annuity, the annuity shall have an actuarially equivalent value, determined using the same actuarial assumptions as would be used under Section 7.3(b)(i) above if the determination were made as of the date of the first annuity payment, equal to the adjusted lump sum value determined under Section 7.3(b)(i) above.

(c)

Notwithstanding any other provision of the Plan to the contrary and at the sole discretion of the Company, if at any time following a Category C Key Employee’s separation from service (the “determination date”), the present value of the benefit payable hereunder (including any amounts payable to a Category C Key Employee pursuant to another “nonaccount balance plan” (as defined in Section 1.409A-1(c)(2)(i)(C) of the Treasury

Regulations) with which the Plan is required to be aggregated under Section 1.409A-1(c)(2) of the Treasury Regulations) is equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the benefit may be distributed (consistent with the cashout rules under Section 409A) in the form of a single lump sum equal to such present value .

Article 8. - Divestiture

8.1. Divestiture of Category A Key Employee. Category A Key Employees shall be subject to divestiture of benefits to the extent that the Retirement Agreement(s) pursuant to which such benefits are included in the Plan so provide.

8.2. Competition. The Committee shall have the authority to divest the benefits under this Plan for any Category B or C Key Employee who separates from service voluntarily at any time, including by reason of retirement or disability, and who within two years following such separation, directly or indirectly, is a partner or investor in or engages in any employment, consulting, or fees-for-services arrangement with any business which is a “competitor” (as hereinafter defined) of The TJX Companies, Inc. and its subsidiaries, or undertakes any planning to engage in any such business. A business shall be deemed a “competitor” of The TJX Companies, Inc. and its subsidiaries if and only if (i) it shall then be so regarded by retailers generally, or (ii) it shall operate an off-price apparel, off-price footwear, off-price jewelry, off-price accessories, off-price home furnishings and/or off-price home fashions business, including any such business that is store-based, catalogue-based, or an on-line, “e-commerce” or other off-price internet-based business; provided, that the mere application for employment with a competitor shall not be treated as prohibited planning to engage in such business. A Category B Key Employee or Category C Key Employee will not be deemed to have violated the provisions of this Section 8.2 merely by reason of being engaged in an employment, consulting or other fees-for-services arrangement with an entity that manages a private equity, venture capital or leveraged buyout fund that in turn invests in one or more businesses deemed to be competitors of the Company and its Subsidiaries under this Section 8.2, provided that (A) such fund is not intended to, and does not in fact, invest primarily in such businesses, and (B) the Category B Key

Employee or Category C Key Employee demonstrates to the reasonable satisfaction of the Company that his or her arrangement with such entity will not involve the provision of employment, consulting or other services, directly or indirectly, to any such business or to the fund with respect to its investment or proposed investment in any such business and that he or she will not participate in any meetings, discussions, or interactions in which any such business or any such proposed investment is proposed to be or is likely to be discussed.

A Key Employee shall notify the Company immediately upon his or her securing employment or becoming self-employed during the two years following voluntary termination of employment, and shall furnish to the Committee written evidence of his or her compensation earned from any such employment or self-employment, in each case promptly following any request therefor by the Committee.

Any Key Employee may inquire of the Committee in writing whether any proposed act shall be considered competition under this section 8.2 and the Committee shall provide a prompt reply.

If any Key Employee covered under this Section 8.2 engages in a business determined by the Committee to be a competitor, the Committee shall give notice in writing to the Key Employee that unless a written appeal is submitted by the Key Employee to the Committee within thirty (30) days, his or her benefits under this Plan will be forfeited. The Committee in its discretion may also provide that if the Key Employee ceases to engage in such business his or her benefits under this Plan will not be forfeited. Upon receipt of the Committee’s notice, the Key Employee shall have 30 days to submit a written appeal of the Committees decision. The Committee shall review the Key Employees appeal and notify the Key Employee of its decision within 30 days from receipt of his or her appeal. If the Key Employee fails to submit an appeal within 30 days, his or her benefits will be forfeited at the expiration of. the 30-day period; provided, that if the Committee has determined that such benefits will not be forfeited if the Key Employee ceases to engage in the competitor business within a specified period, such benefits will be forfeited only if the Key Employee continues to engage in such business after the expiration of such specified period.

The provisions of this Section 8.2 shall cease to have effect upon the occurrence of a Change of Control as defined in the Company’s Stock Incentive Plan or successor plan, as from time to time amended. The provisions of this section 8.2 shall not apply to a Key Employee who voluntarily terminates employment at a time when he or she has entered into an employment agreement with The TJX Companies, Inc. or a related company containing an express non-competition provision; instead, a violation by the Key Employee of such provision shall result in the automatic forfeiture of benefits under this Plan for such Key Employee.

If, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this Section 8.2 shall be determined to be unlawful or otherwise unenforceable, then the coverage of such part or parts of this Section 8.2 as so determined shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make such part or parts lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made and each Category B Key Employee and Category C Key Employee by participating in the Plan acknowledges and agrees to such deemed restriction of coverage.

8.3. Termination for Cause. Notwithstanding anything to the contrary contained herein, if a Key Employee’s employment is terminated for cause, all benefits otherwise payable under this Plan shall be forfeited. For this purpose, termination for cause shall mean termination of employment by reason of the Key Employee’s dishonesty, conviction of a felony, gross neglect of duties, or conflict of interest. If, subsequent to termination of employment for other reasons, and prior to the payment of all benefits hereunder, it is discovered that a Key Employee engaged in acts or conduct which, had they been discovered, would have resulted in termination of employment for cause, his or her employment will be deemed to have been terminated for cause, and all unpaid benefits hereunder shall be forfeited.

Article 9. - Funding and Administration

9.1. Source of Funds. All payments of benefits hereunder and all costs of administration of this Plan shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established or other segregation of assets required to be made to assure such payments. However, the Company may, in its discretion, establish a bookkeeping account or reserve to meet its obligations hereunder and may establish a so-called “rabbi trust” or similar grantor trust, and may fund such trust, for the purpose of providing benefits hereunder, except that no such use of a trust shall violate the requirements of Section 409A(b). Except as provided in the preceding sentence, nothing contained in the Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Committee and any employee or other person. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of that person’s employer or former employer.

9.2. Administration of Plan. The Plan shall be administered by the Committee, which shall have the full power, discretion and authority to interpret, construe and administer the Plan and any part thereof. The Committee may delegate such administrative responsibilities as it deems appropriate to officers or employees of the Company or to others (in which case, to the extent of such delegation, references herein to the Committee shall be deemed to include a reference to the person(s) to whom such responsibilities have been delegated) and may employ legal counsel, consultants, actuaries and agents as it deems desirable in the administration of the Plan and may rely on the opinions of such counsel, the advice of such consultants, and the computations of such actuaries. No member of the Committee shall be eligible for a benefit under this Plan unless approved by the Board of Directors of The TJX Companies, Inc. The Committee shall establish claims procedures under the Plan consistent with the requirements of Section 503 of the Employee Retirement Income Security Act of 1974, as amended.

Article 10. - Amendment, Suspension, Termination or Assignment.

10.1. Amendment, Suspension and Termination. The Plan may be amended, suspended, or terminated in whole or in part at any time and from time to time by the Committee. No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any person to benefits under this Plan that have accrued prior to the date of such amendment, suspension or termination as determined by the Committee, unless such reduction is by reason of an amendment required by law or regulation of an administrative agency; provided, however, that the Committee may amend the Interest Rate without regard to whether such amendment has the effect of decreasing the lump sum value of the participating Key Employee’s benefit.

10.2. Assignment. The rights and obligations of The TJX Companies, Inc. shall enure to the benefit of and shall be binding upon the successors and assigns of The TJX Companies, Inc.

Article 11. - Miscellaneous

11.1. Notices. Each Key Employee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices, reports and benefit payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any check mailed to such address is returned as undeliverable to the addressee, the mailing of checks will be suspended until the Key Employee or beneficiary furnishes the proper address.

11.2. Lost Distributees. A benefit shall be deemed forfeited if, after diligent effort, the Committee is unable to locate the Key Employee or beneficiary to whom payment is due; provided, however, that the Committee shall have the authority (but not the obligation) to reinstate such benefit upon the later discovery of a proper payee for such benefit. Mailing of a notice in writing, by certified or registered mail, to the last known address of the Key Employee and to the beneficiaries of such Key Employee (if the addresses of such beneficiaries are known to the Committee) shall be considered a diligent effort for this purpose.

11.3. Nonalienation of Benefits. None of the payments, benefits or rights of any Key Employee or beneficiary shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Key Employee or beneficiary. No Key Employee or beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan, except the right to designate a beneficiary or beneficiaries as hereinabove provided.

11.4. Reliance on Data. The Company, the Committee and all other persons associated with the Plan’s operation shall have the right to rely on the veracity and accuracy of any data provided by the Key Employee or by any beneficiary, including representations as to age, health and marital status. Such representations are binding upon any party seeking to claim a benefit through a Key Employee. The Company, the Committee and all other persons associated with the Plan’s operation are absolved completely from inquiring into the accuracy or veracity of any representation made at any time by a Key Employee or beneficiary.

11.5. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Key Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Key Employees and other persons shall remain subject to discharge to the same extent as if the Plan had never been adopted.

11.6. Severability of Provision. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

11.7. Heirs, Assigns and Personal Representative. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Key Employee and beneficiary, present and future.

11.8. Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

11.9. Effect on other Plans. Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit Plan or other arrangement of the Company for the benefit of its employees.

11.10. Government Regulations. It is intended that this Plan will comply with all applicable laws and government regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company’s counsel, such performance would result in violation of any law or regulation.

11.11. Certain Benefits. In any case in which a Key Employee has earned benefits under a plan or arrangement other than the plans and arrangements maintained by the Company for its U.S. employees, to the extent permitted by Section 409A, the offsets under the Plan for other benefits (e.g., under Section 5.2) shall be adjusted to include, to the extent determined by the Committee, offsets for such other benefits.

11.12. Heading and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

11.13. Singular Includes Plural. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

11.14. Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

IN WITNESS WHEREOF, the Employer has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January, 2015.

THE TJX COMPANIES, INC.

By:	/s/ Mary B. Reynolds
Print Name:	Mary B. Reynolds
Date:	April 20, 2015